EXHIBIT 14

CODE OF ETHICS

FIRSTBANK CORPORATION

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS

In my role as the Chief Executive Officer or as a Senior Financial Officer of Firstbank Corporation (the "Company"), I certify to the Company and the Audit Committee of the Board of Directors of the Company, that I will adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct to the best of my knowledge and ability:

1.             I will act with honesty and integrity, avoiding actual or apparent conflicts of interest in all personal and professional relationships.

2.             I will provide information that is accurate, complete, objective, relevant, timely and understandable.

3.             I will comply with the rules and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

4.             I will act in good faith, responsibly, and with due care.  I will not misrepresent material facts or allow my independent judgment to be subordinated or otherwise compromised.

5.             I will respect and maintain the confidentiality of information reviewed or acquired in carrying out my duties except when authorized or otherwise legally obligated to disclose.

6.             I will share knowledge and maintain skills important and relevant to the needs of the Company.

7.             I will proactively practice and promote ethical behavior as a professional in my role with the Company.

8.             I will comply with and adhere to all of the Company's policies and practices, including those policies governing accounting and financial reporting practices and corporate governance.

9.             I will promptly disclose to an appropriate person or persons any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest and/or violations of this Code.